Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 23, 2015 (the “Effective Date”), by and between Aerojet Rocketdyne Holdings, Inc. (“Aerojet Rocketdyne” or the “Company), having its principal place of business at 2001 Aerojet Road, Rancho Cordova, California 95742 and Eileen P. Drake (“Executive”, and the Company and Executive collectively referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ Executive as the Chief Executive Officer and President (“CEO”) of the Company, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties, the Parties, intending to be legally bound, agree as follows:

1.             Title and Job Duties.

(a)            Subject to the terms and conditions set forth in this Agreement, the Company agrees to continue to employ Executive as CEO.  In this capacity, Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with Executive’s position as CEO. Executive shall report directly to the Board and the Chairman of the Board.  All employees of the Company shall report directly to Executive or her designee.

(b)            Executive accepts such employment and agrees, during the term of her employment, to devote her full business and professional time and energy to the Company.  Executive agrees to carry out and abide by all lawful directions of the Board and the Chairman of the Board that are consistent with her position as Chief Executive Officer.

(c)            Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on her own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during her employment hereunder, provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties or create a potential business or fiduciary conflict.

(d)            Executive may own passive investments in Competing Businesses, defined below, (including, but not limited to, indirect investments through mutual funds), provided the securities of the Competing Business are publicly traded and Executive does not own or control more than one percent (1%) of the outstanding voting rights or equity of the Competing Business.  “Competing Business” means any corporation, partnership, limited liability company, university, government agency or other entity or person (other than the Company) which is engaged in the development, manufacture, marketing, distribution or sale of, or research directed to aerospace and defense systems and in the Eastern Sacramento area, real estate development.

2.             Salary and Additional Compensation.

(a)            Base Salary.  The Company shall pay to Executive an annual base salary (“Base Salary”) of seven hundred thousand dollars ($700,000), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures, with such base salary effective retroactive to June 1, 2015.  The Company will pay to Executive a “catch-up payment” on the first payroll date following the date on which the Base Salary under this Agreement is effective.  The catch-up payment amount will be a lump sum payment equal to the difference between the salary Executive would have received if this Agreement had been in place on June 1, 2015 and the amount of salary she actually received for the period from June 1, 2015 to the catch-up payment date.  The Board may increase Executive’s annual Base Salary from time to time in its sole and absolute discretion.

(b)            Promotion Bonus.  The Company shall pay to Executive a one-time bonus (the “Promotion Bonus”) of $200,000, less applicable withholdings and deductions.  The Company will pay the Promotion Bonus to Executive on the first payroll date following the Effective Date.

(c)            Bonus.  Executive shall be eligible for an annual bonus based on a target opportunity pursuant to the Company’s Annual Incentive Plan (“Target Bonus”) which shall be adopted annually by the Board with the target as follows:

(i)        For fiscal year 2015:

(A)            For the period December 1, 2014 – May 31, 2015 (the first six months of fiscal year 2015), a target of up to seventy-five percent (75%) of Executive’s annual Base Salary equaling five hundred thousand dollars ($500,000) (with such target bonus to be pro-rated to reflect the partial performance period), resulting in a pro-rated target incentive of one hundred and eighty-seven thousand dollars ($187,000); and,

(B)             for the period June 1, 2015 – November 30, 2015 (the last six months of fiscal year 2015), a target of up to one hundred percent (100%) of Executive’s annual Base Salary equaling seven hundred thousand dollars ($700,000) (with such target bonus to be pro-rated to reflect the partial performance period), resulting in a target incentive of three hundred and fifty thousand dollars ($350,000).

(ii)       The annual incentive for fiscal year 2015 will be calculated based on the performance metrics previously established for fiscal year 2015 and will be paid at the same time as when normal course annual incentives amounts are paid.

(iii)      For the fiscal year 2016 and all future fiscal years thereafter, a target of one  hundred percent (100%) of the annual Base Salary in effect for the then-current fiscal year.  The annual incentive for fiscal year 2016 and all future fiscal years thereafter will be calculated based on the performance metrics for each respective fiscal year, and will be paid at the same time as when normal course annual incentives amounts are paid.  The Board may increase Executive’s Target Bonus for fiscal year 2016 and all future fiscal years thereafter in its sole and absolute discretion.

(d)            Restricted Shares.  On the Effective Date, and subject to Board approval, the Company shall grant to Executive 120,000 shares of the Company’s common stock in the form of Performance Shares (the “Performance Shares”), under the 2009 Amended and Restated Equity and Performance Incentive Plan (the “Plan”) pursuant to terms and conditions of the Plan, this Agreement and the Restricted Stock Agreement, attached as Exhibit A with its related schedules (the “Restricted Stock Agreement”), which Performance Shares shall vest according to the following schedule: forty thousand (40,000) of the Performance Shares shall vest according to the metrics set forth in Schedule 1 of the Restricted Stock Agreement  (environmental remediation reimbursement advancement agreements); an additional forty thousand (40,000) of the Performance Shares shall vest according to the metrics set forth in Schedule 2 of the Restricted Stock Agreement (competitive improvement program restructuring execution); and an additional forty thousand (40,000) of the Performance Shares shall vest according to the metrics set forth in Schedule 3 of the Restricted Stock Agreement (AR1 program achievement).  The vesting term will be from FY2015 to FY2018 and the vesting targets stated above may be reached at any point during the vesting term.

(e)            Prior Equity Awards.  Executive was previously awarded the following grants under the Plan:

(i)        Pursuant to her employment letter agreement dated March 2, 2015 (the “Letter Agreement”) 25,667 time-based restricted shares (with a grant-date fair value of $500,000) which cliff vest three years from date of grant.

(ii)       Pursuant to the Letter Agreement 57,873 time-based restricted shares (with a grant-date fair value of $1,127,380) on March 2, 2015 which vest 50% ten (10) months from date of grant (January 3, 2016) and 50% twenty-two (22) months from date of grant (January 3, 2017).  Notwithstanding the foregoing vesting requirements, all unvested restricted shares pursuant to this grant will vest immediately upon Executive’s termination of employment with the Company.

(iii)      As part of the Company’s normal course 2015 equity award granting, on March 30, 2015, Executive was awarded:

  (a)            16,261 performance shares (at target vesting) (with a grant-date fair value of $375,000) that will vest depending on performance on January 31, 2018, and

  (b)            17,848 stock options with a strike price of $23.06 per share, (with a total grant-date-fair-value of $125,000) that vest on March 31, 2018.

(f)            Future Equity Awards.  Executive shall be eligible to participate in future grants pursuant to the Plan and other Company performance incentive plans extended to senior executives of the Company generally, at levels commensurate with Executive’s position. The target opportunity for grants of such future awards to Executive under the Plan is two hundred percent (200%) of the annual Base Salary in effect for the then-current fiscal year.  The specific terms of any such awards, and the discretion as to whether to grant executive awards, will, in all cases, be determined by the Organization and Compensation Committee of the Board at the time of the award.

3.             Expenses.  In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses properly and reasonably incurred and paid by Executive in the performance of her duties under this Agreement upon her presentment of detailed receipts in the form required by the Company’s policy.

4.             Benefits.

(a)            Vacation.  Executive shall be entitled to four weeks’ vacation.

(b)            Health Insurance and Other Plans.  Executive shall be eligible to participate in the Company’s medical, dental, short and long-term incentive plans, and other employee benefit programs, if any, that are provided by the Company for its employees generally, at levels commensurate with Executive’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

5.             Relocation Assistance.  Executive shall be entitled to relocation assistance benefits under the GenCorp Domestic Relocation Policy (the “Policy”) on the same basis as other similarly-situated employees of the Company.  Notwithstanding the foregoing, Executive shall have twenty-four (24) months from her first day of employment with the Company (March 2, 2015) in order to complete all relocation activities with full entitlement to the normal relocation assistance benefits under the Policy. If the payment of Executive’s relocation assistance benefits by the Company under this Section 5 results in Executive’s liability for federal, state, local or other income taxes, the Company will provide to Executive a tax “gross up” payment in an amount such that Executive receives and retains the same amount that she would have received had no tax been withheld from, or otherwise due as a result of, such relocation assistance benefits.

6.             Term.  The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect for one (1) year except as otherwise provided in this Agreement.  The term of employment shall thereafter be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party, at least 60 days prior to the expiration of the original term or any extended term, shall give written notice to the other of its intention not to renew such employment.  The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period”.

7.             Termination.

(a)            Termination at the Company’s Election.

(i)        For Cause.  At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) upon written notice to Executive pursuant to Section 12 of this Agreement.  For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or as a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out her duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) fails to reasonably and materially perform the responsibilities of her position; (D) engages in misconduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement or written policy of the Company, provided that if the Company provides written notice of Cause pursuant to (C) through (E), Executive shall be given thirty (30) days from the date of such written notice to cure such conduct.

(ii)       Upon Disability, Death or Without Cause.  At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive become physically or mentally unable to perform her duties for the Company and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon thirty (30) days’ written notice for any other reason.

(b)            Termination at Executive’s Election.

(i)        For Good Reason.  At Executive’s election, Executive’s employment may be terminated for Good Reason (as defined below) by providing notice to the Company pursuant to Section 12 of this Agreement.  For purposes of this Agreement, “Good Reason” shall be deemed to exist if the following actions occur without Executive’s consent: (A) a material diminution in Executive’s Base Salary or Target Bonus (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive), (ii) a requirement that Executive be based anywhere other than within 75 miles of Los Angeles, California, or (iii) a material diminution in Executive’s title, duties, or responsibilities from those in effect on the Effective Date (it being understood that Executive’s obligation to report to the Board and the Board’s exercise of its final authority over Company matters shall not give rise to any such claim of diminution); provided, however, that no event shall constitute Good Reason unless Executive has notified the Company in writing of Executive’s intention to so terminate Executive’s employment, such notice: (i) to state in detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, (ii)  to be given within sixty (60) days after the first occurrence of such acts or failures to act, and (iii) the Company shall have thirty (30) days following receipt of such notice to cure such acts or failures to act in all material respects.  If the Company has not cured such acts or failures to act within the thirty (30) day cure period, then Executive’s employment shall be immediately terminated for Good Reason.

(ii)       Voluntary Resignation.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate her employment at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving thirty (30) days written notice pursuant to Section 12 of this Agreement.

8.             Payments upon Termination of Employment.

(a)            Termination for Cause or Resignation without Good Reason.  If Executive’s employment is terminated by the Company for “Cause” or if Executive resigns from her employment other than for “Good Reason”, Executive shall be entitled to the following amounts only: (A) payment of her Base Salary accrued up to and including the date of termination or resignation, to be paid at termination, (B) payment in lieu of any accrued but unused vacation time, in accordance with the Company’s vacation policy, (C) payment of any unreimbursed expenses in accordance with the Company’s business reimbursement policy, (D) immediate vesting of any unvested time-based restricted shares described in Section 2(e)(ii) of this Agreement; and (E) payments and benefits under any Company benefit plan, program or policy that Executive participated in during employment and paid pursuant to the terms of such plan, program and policy (collectively, the “Accrued Obligations”).  Unless otherwise required by law under the terms of any applicable Company benefit plan, program or policy, the benefits pursuant to Section 4(a) and (b) of this agreement will terminate at the end of the month of termination of employment.   For the avoidance of doubt, (i) Executive will not be entitled to receive any bonus payments other than those fully earned and paid by the date of termination; (ii) other than as specified in D above, all vesting on awards granted to Executive under the Plan or other Company performance or incentive plan will cease; and (iii) any unvested awards granted under the Plan or other Company performance or incentive plan will be forfeited.

(b)            Termination due to Death or Disability.  If Executive’s employment is terminated at any time due to her Death or Disability, Executive shall be entitled to receive the Accrued Obligations and severance payments and benefits equal to the following: (i) subject to Section 19, twelve (12) months of Executive’s Base Salary paid in installments; (ii) any bonuses earned and paid by the date of termination; (iii) other than the 120,000 performance shares specified in Section 2(d) which shall not vest, to the extent unvested at the time of Executive’s termination of employment, immediate full vesting of all of Executive’s equity awards under the Plan (at target performance, if applicable.  As of the Effective Date, the target opportunity for equity grants to Executive under the Plan is two hundred percent (200%) of the annual Base Salary in effect for the then-current fiscal year. The Board may change Executive’s target for future equity grants in its sole and absolute discretion); (iv) outplacement services provided by the Company-designated outplacement firm for a period of eighteen (18) months starting no later than ninety (90) days from Executive’s date of termination with a maximum value of $25,000; (v) in the case of Death, Executive shall receive life insurance benefits paid in accordance with the terms of the policy and coverage in which Executive was enrolled before the date of Death; (vi) in the case of termination due to Disability, the Company shall pay for the premiums associated with six (6) months of Executive’s continued participation, without any required contributions from Executive (but subject to all other plan and policy terms) in Executive’s Company provided life insurance policy in which Executive is enrolled before the date of termination; and (vii) provided Executive timely elects and is eligible for COBRA coverage, the Company shall pay for the premiums associated with  six (6) months of Executive’s continued participation, without any required contributions from Executive (but subject to all other plan terms, including co-payments and deductibles) in the Aerojet Rocketdyne Medical Plan, Aerojet Rocketdyne Dental Plan, and the Aerojet Rocketdyne Vision Plan (the “Benefit Plans”) in which Executive is enrolled before the date of termination.  Payment of the Base Salary component of Executive’s severance shall be made on regular paydays.

(c)            Termination by the Company for Reasons other than Cause or Termination by Executive for Good Reason.  If Executive’s employment is terminated at the Company’s election at any time for reasons other than Cause or by Executive for Good Reason and neither Section 8(b) nor Section 8(d) is applicable at the time of Executive’s termination of employment, Executive shall be entitled to receive the Accrued Obligations and severance payments and benefits equal to the following: (i) subject to Section 19, twelve (12) months of Executive’s Base Salary paid in installments; (ii) other than the 120,000 performance shares specified in Section 2(d) which shall not vest, to the extent unvested at the time of Executive’s termination of employment, immediate full vesting of all of Executive’s equity awards under the Plan (at target performance, if applicable.  As of the Effective Date, the target opportunity for equity grants to Executive under the Plan is two hundred percent (200%) of the annual Base Salary in effect for the then-current fiscal year. The Board may change Executive’s target for future equity grants in its sole and absolute discretion); (iii) Executive will have the opportunity to continue to participate in the Company provided life insurance policy in which Executive is enrolled before the date of termination at an amount of 1x Base Salary for a period of twelve (12) months following the date of termination; (iv) provided Executive timely elects and is eligible for COBRA coverage, the Company shall pay for the premiums associated with  eighteen (18) months of Executive’s continued participation, without any required contributions from Executive (but subject to all other plan terms, including co-payments and deductibles) in the Aerojet Rocketdyne Medical Plan, Aerojet Rocketdyne Dental Plan, and the Aerojet Rocketdyne Vision Plan (the “Benefit Plans”) in which Executive is enrolled prior to the date of termination; and (v) outplacement services provided by the Company-designated outplacement firm for a period of eighteen (18) months starting no later than ninety (90) days from Executive’s date of termination with a maximum value of $25,000.  Payment of the Base Salary component of Executive’s severance shall be made on regular paydays.  Subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in the form attached as Exhibit B (the “General Release”) all payments and/or grants under this Section 8(c) shall begin on the first payroll period that is sixty (60) days after Executive’s termination of employment with the first payment for severance payments described in Section 8(c)(i) to include payment of any amounts otherwise due as of the date of termination.

(d)            Termination in Connection with a Change in Control.  Notwithstanding Section 8(c) above, if Executive’s employment is terminated by the Company without Cause (excluding due to a Death or Disability) or by Executive for Good Reason within eighteen (18) months following a Change in Control (as defined in the Plan) then Executive shall be entitled to the following payments and benefits subject to Section 19: (i) the Accrued Obligations; (ii) annual Target Bonus for the pro-rated portion of the fiscal year prior to the Change in Control paid in a lump sum; (iii)  a severance payment equal to eighteen (18) months of (y) Executive’s Base Salary and (z) annual Target Bonus paid in a lump sum; (iv) other than the 120,000 performance shares specified in Section 2(d) which shall not vest, to the extent unvested at the time of Executive’s termination of employment, immediate full vesting of all of Executive’s equity awards under the Plan (at target performance, if applicable.  As of the Effective Date, the target opportunity for equity grants to Executive under the Plan is two hundred percent (200%) of the annual Base Salary in effect for the then-current fiscal year. The Board may change Executive’s target for future equity grants in its sole and absolute discretion); (v) Executive will have the opportunity to continue to participate in the Company provided life insurance policy in which Executive is enrolled before the date of termination at an amount of 1x Base Salary for a period of twelve (12) months following the date of termination; (vi) provided Executive timely elects and is eligible for COBRA coverage, the Company shall pay for the premiums associated with  eighteen (18) months of Executive’s continued participation, without any required contributions from Executive (but subject to all other plan terms, including co-payments and deductibles) in the Aerojet Rocketdyne Medical Plan, Aerojet Rocketdyne Dental Plan, and the Aerojet Rocketdyne Vision Plan (the “Benefit Plans”) in which Executive is enrolled prior to the date of termination; and (vii) outplacement services provided by the Company-designated outplacement firm for a period of eighteen (18) months starting no later than ninety (90) days from Executive’s date of termination with a maximum value of $25,000.  Subject to Executive’s execution and delivery of the General Release (provided, that such General Release was not previously executed and delivered), all payments and/or grants under this Section 8(d) shall begin on the first payroll period that is (60) days after Executive’s termination of employment or, if applicable, upon the consummation of a Change in Control.

(e)            Termination of the Term.  If Executive’s employment terminates pursuant to written notice by the Company of its intention not to renew the term as provided in Section 6, then Executive shall be entitled to the payments set forth in 8(c) above.

(f)            No Mitigation; No Set-Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and no amounts otherwise earned shall be set-off against the amounts due.

9.             Legal Fees. The Company will pay directly to legal counsel of Executive’s choosing an amount not to exceed $15,000 for services rendered to Executive for the review of, and counsel related to, this Agreement.

10.           Confidentiality Agreement and Assignment of Intellectual Property.

(a)            Executive understands that during the Employment Period, she may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”).  Executive agrees to observe all Company policies and procedures concerning such Confidential Information.  Executive further agrees not to disclose or use, either during her employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that she may disclose and use such information in the good faith performance of her duties for the Company.  Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not her employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive.  Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that she first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b)            During Executive’s employment, upon the Company’s request, or upon the termination of her employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in her possession, custody or control.  Executive may retain Executive’s rolodex and similar address books, provided, that such items only include contact information.

(c)            Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by her alone or with others at any time during her employment.  Executive agrees that the Company owns any such Creations, conceived or made by Executive alone or with others at any time during her employment, and Executive assigns and agrees to assign to the Company all rights she has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable.  These obligations shall continue beyond the termination of her employment with respect to Creations and derivatives of such Creations conceived or made during her employment with the Company.  The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on her own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from her work at the Company.

(d)            Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to her duties hereunder as having been made or acquired by Executive before her work for the Company, except for the matters, if any, described in Exhibit C to this Agreement.

(e)            During the Employment Period, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Exhibit C, the Company is granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f)            Executive agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations.  Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.  Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as her agent and attorney-in-fact and Executive irrevocably designates and appoints each officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

11.           Representation and Warranty.  Executive represents and warrants to the Company that she is not subject to any agreement restricting her ability to enter into this Agreement and fully carry out her duties and responsibilities.  To the extent that Executive continues to be bound by confidentiality, non-disparagement obligations with regard to her former employer, the Company and Executive agree that neither shall require Executive to disclose any confidential information of any prior employer of Executive or misappropriate any intellectual property belonging to any other person or entity during the Employment Period.

12.            Notice.  Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

(a)            If to Executive, to:

the address shown on the records of the Company.

(b)            If to the Company, to:

Aerojet Rocketdyne Holdings, Inc.
2001 Aerojet Road
Rancho Cordova, California 95742
Attention: Chairman of the Board

with a copy to:

Aerojet Rocketdyne Holdings, Inc.
2001 Aerojet Road
Rancho Cordova, California 95742
Attention: Vice President, Human Resources

13.           Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14.           Governing Law and Arbitration.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof.  Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to final and binding arbitration pursuant to the Employment Arbitration Rules of the American Arbitration Association before a single arbitrator, who is agreed upon by the Parties, and who is a retired state or federal court judge.  The arbitration shall take place in Los Angeles, California.  The arbitrator will have the authority to permit discovery and to follow the procedures that she or she determines to be appropriate, as provided for under California law.  The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages.  Such submission to arbitrate shall be the sole and exclusive remedy available to Executive or the Company.  The filing Party shall bear filing fees for the arbitration and each Party shall bear its own legal fees and costs resulting from the arbitration, unless a contract or statute provides for recovery to the prevailing party.  The judgment on the award rendered by the arbitrator shall be binding upon the Parties and may be entered in any court having jurisdiction.  Neither party may seek judicial review of the decision imposed by the arbitrator.

15.           Indemnification and Liability Insurance.  The Company shall indemnify, and if applicable, defend Executive and provide Executive with liability insurance pursuant to the terms of the Certificate of Incorporation of Aerojet Rocketdyne Holdings, Inc. and the Aerojet Rocketdyne Holdings, Inc. Bylaws or, if the terms of the Certificate of Incorporation of Aerojet Rocketdyne Holdings, Inc. and the Aerojet Rocketdyne Holdings, Inc. Bylaws are no longer in effect, then pursuant to the terms then in effect for directors and officers of the Company.

16.           Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing.

17.           Assignment.  This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate her rights, interests and obligations hereunder.  Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and her personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without Executive's prior written consent, except to an acquirer of all or substantially all of the assets of the Company other than the real estate assets and upon written assumption of the obligations of this Agreement.

18.           Entire Agreement.  This Agreement (together with the attached Exhibits) embodies all of the representations, warranties, and agreements between the Parties relating to Executive’s employment with the Company.  No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment.  This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment.  This Agreement may not be amended or modified except by a writing signed by the Parties.

19.           Code Section 409A Compliance.

(a)            The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code (“Code”) Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefore) that Executive believes that as a result of subsequent published guidance issued by the I.R.S. upon which taxpayers generally rely, any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company and is tax neutral to the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) thirty (30) days from the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)            With regard to any provision that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.  Any tax gross-up payment as provided for in this Agreement shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d)            For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

20.           Limitation on Benefits.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive, or any arrangement or agreement with any person whose actions result in a change of ownership of effective control or a change in ownership of a substantial portion of the assets of the corporation covered by Section 280G(b)(2) (collectively, the "Payments") (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this Section 20, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes, payroll taxes and the excise tax imposed by Section 4999, results in Executive's receipt on an after-tax basis, of the greater amount of payment and benefits. Any reduction under clause (ii) of the preceding sentence shall be done first by reducing any cash severance payments with the last payment reduced first; next any equity or equity derivatives that are included at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first.  Notwithstanding the foregoing, to the extent that the Company and Executive agree that it would not violate Code Section 409A or impact the ability of the parties to reduce the amounts receivable, Executive may prescribe a different order of reduction.  Unless Executive and the Company otherwise agree in writing, any determination required under this Section 20 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 20, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 20.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 20.  If the limitation set forth in this Section 20 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan), provided that if the recalculation of the higher amount was then redone based on the IRS position and Executive would net more if no reduction took place, such reduction shall be  cancelled and the full amount paid to Executive in a lump sum within thirty (30) days of the IRS assessment becoming final, unless this proviso would negate the ability to use the reduction if this was not implemented or caused a violation of Code Section 409A, in which case this proviso shall be null and void.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

AEROJET ROCKETDYNE HOLDINGS, INC.

	By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Chairman of the Board

Agreed to and Accepted:

/s/ Eileen P. Drake
Eileen P. Drake

EXHIBIT A

AEROJET ROCKETDYNE HOLDINGS, INC.
AMENDED AND RESTATED
2009 EQUITY AND PERFORMANCE INCENTIVE PLAN

Restricted Stock Agreement - Performance-Based

WHEREAS, Eileen P. Drake (the “Grantee”) is an employee of Aerojet Rocketdyne Holdings, Inc. (the “Company”) or a subsidiary of the Company (a “Subsidiary”); and

WHEREAS, the grant of restricted stock has been duly authorized by a resolution of the Organization & Compensation Committee (the “Committee”) of the Board of Directors or, if applicable, by the Board of Directors of the Company, effective as of November 18, 2015.

NOW, THEREFORE, pursuant to the Company’s Amended and Restated 2009 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Grantee, as of November 18, 2015 (the “Date of Grant”), one hundred twenty thousand (120,000) shares of the Company’s common stock, par value $0.10 per share (the “Stock”), subject to the terms and conditions of the Plan and pursuant to this Restricted Stock Agreement (the “Agreement”).

1.              Issuance of Stock.  The Stock covered by this Agreement shall be fully paid and nonassessable and shall be represented in book-entry in the transfer agent’s Aerojet Rocketdyne Holdings, Inc. Restricted Unvested Shares Nominee Balance Account registered in the name of the Grantee.

2.              Restrictions on Transfer of Stock.  The Stock subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, unless and until it has become vested and nonforfeitable in accordance with Section 3 hereof; provided, however, that the Grantee’s interest in the Stock covered by this Agreement may be transferred at any time by will or the laws of descent and distribution.  Any purported transfer, encumbrance or other disposition of the Stock covered by this Agreement that is in violation of this Section 2 will be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Stock covered by this Agreement.  When and as permitted by the Plan, the Company may waive the restrictions set forth in this Section 2 with respect to all or any portion of the Stock covered by this Agreement.

3.              Vesting of Stock.

                               (a)           Provided that the Grantee has remained in the continuous employment as an employee of the Company or a Subsidiary until the relevant Performance Goals set forth below and described on the attached Schedules are achieved, the Stock covered by this Agreement shall become vested and nonforfeitable upon achievement, when and as determined by the Committee, of any such Performance Goal at any time during the three-year period commencing on the Date of Grant:

	Restricted Shares Eligible for Vesting	Performance Goal
Schedule 1	40,000	Environmental Remediation Reimbursement Advance Agreement
Schedule 2	40,000	Competitive Improvement Plan – Restructuring Execution
Schedule 3	40,000	AR1

(b)          For the purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (A) the transfer of the Grantee’s employment among the Company and its Subsidiaries or (B) an approved leave of absence.

(c)           Notwithstanding the provisions of Section 3(a) hereof, all of the Stock covered by this Agreement shall become immediately vested and nonforfeitable upon the occurrence of a change in control that shall occur while the Grantee is an employee of the Company.  For the purposes of this Agreement, the term “change in control” will have the meaning given such term under the Plan as in effect on the Date of Grant.

4.              Forfeiture of Stock.

(a)           Any of the Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof shall be forfeited unless the Committee determines to provide otherwise.  In the event of a forfeiture, the Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof shall be cancelled.

(b)           Notwithstanding the provisions of Section 3 hereof, all of the Stock covered by this Agreement shall be subject to cancellation, forfeiture or recoupment upon the occurrence of any of the following events: (i) termination of the Grantee’s employment for cause; (ii) the Grantee’s violation of material Company or Subsidiary policies or breach of applicable noncompetition or confidentiality covenants; and (iii) conduct by the Grantee that is detrimental to the business or reputation of the Company or its Subsidiary.

5.             Dividend, Voting and Other Rights.  The Grantee shall have all of the rights of a shareholder with respect to the Stock covered by this Agreement that has not been forfeited, including the right to vote such Stock and receive any dividends that may be paid thereon.  Any additional Stock that the Grantee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving Company or any other change in the capital structure of the Company shall be subject to the same restrictions as the Stock covered by this Agreement.

6.             Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any restricted or unrestricted Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

7.             Adjustments.  The Committee may make adjustments, consistent with Section 162(m) of the Internal Revenue Code of 1986 and the Section 409A Rules, in the terms and conditions of, and the criteria included in, this Agreement, in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on the Grantee under the Plan.

8.             Withholding Taxes.

(a)           Upon the vesting of any portion of the Stock, the Grantee shall be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due, if any, as a result of such vesting. The Company’s obligation to deliver the Stock shall be subject to such payment. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee the minimum statutory amount to satisfy Federal, state, local or foreign withholding taxes due with respect to such vesting.

(b)           Subject to (i) the Committee’s right to disapprove any such election and require the Grantee to pay the required withholding tax, if any, in cash, (ii) any Company policies, and (iii) applicable laws, the Grantee shall have the right to elect to pay the minimum required withholding tax in shares of Stock to be received upon vesting.  Any such election shall be irrevocable, made in writing, and signed by the Grantee. Shares of Stock used to pay any required withholding tax shall be valued at the same time and in the same manner that vested shares of Stock are valued for purposes of determining the required withholding taxes.

9.            Employment Rights.  The Plan and this Agreement shall not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate the employment or other service of the Grantee at any time.

10.            Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary.

11.            Notices.  Any notice necessary under this Agreement will be addressed to the Company or the Committee at the principal executive office of the Company and to the Grantee at the address appearing in the personnel records of the Company for such Grantee, or to either party at such other address as either party may designate in writing to the other.  Any such notice will be deemed effective upon receipt thereof by the addressee.

12.            Agreement Subject to the Plan.  The Stock granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern.

13.            Amendments.  The Committee may amend this Agreement.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent, except as required under the tax laws.

14.            Severability.  In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

15.            Governing Law.  This Agreement will be construed and governed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

16.            Certain Defined Terms.  In addition to the terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

This Agreement is effective as of the ____ day of _________ 2015.

AEROJET ROCKETDYNE HOLDINGS, INC.

By:________________________________
_________________
_____________________________

The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Stock Agreement and accepts the right to receive the Stock subject to the terms and conditions of the Plan and the terms and conditions set forth in this Agreement.

Eileen P. Drake

Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________________________ , ________  shares of Common Stock of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation, issued pursuant to a Restricted Stock Agreement between Aerojet Rocketdyne Holdings, Inc. and the undersigned, dated ________________ and standing in the name of the undersigned on the books of said corporation, represented by book-entry in the transfer agent’s Aerojet Rocketdyne Holdings, Inc. Restricted Unvested Shares Nominee Balance Account in the name of the undersigned, and does hereby irrevocably constitute and appoint Aerojet Rocketdyne Holdings, Inc. as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer the said stock on the books of said corporation with full power of substitution in the premises.

Dated:____________
Eileen P. Drake

Exhibit A - Schedule 1

Special Grant #1 Performance Goals
Environmental Remediation Reimbursement Advance Agreement
40,000 Restricted Shares

Environmental Remediation Reserves
The Company is involved in over forty environmental matters under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation Recovery Act, and other federal, state, local and foreign laws relating to soil and groundwater contamination, hazardous waste management activities, and other environmental matters at some of its current and former facilities.  Anticipated costs associated with environmental remediation that are probable and estimable are accrued.

As of August 31, 2015, the aggregate range of these anticipated environmental costs was $236.1 million to $462.2 million and the accrued amount was $236.1 million.  Of these accrued liabilities, approximately 98% related to the Company’s U.S. government contracting business and a portion of this liability is recoverable.

Environmental Remediation Recoveries
On January 12, 1999, Aerojet Rocketdyne and the U.S. government implemented the October 1997 Agreement in Principle (“Global Settlement”) resolving certain prior environmental and facility disagreements, with retroactive effective to December 1, 1998.  Under the Global Settlement, Aerojet Rocketdyne and the U.S. government resolved disagreements about an appropriate cost-sharing ratio with respect to the clean-up costs of the environmental contamination at the Sacramento and the former Azusa sites.  The Global Settlement cost-sharing ratio does not have a defined term over which costs will be recovered.  Under the Global Settlement, prior to the third quarter of fiscal 2010, approximately 12% of environmental costs related to Aerojet Rocketdyne’s Sacramento site and its former Azusa site were charged to the condensed consolidated statements of operations.  Subsequent to the third quarter of fiscal 2010, because the company’s estimated environmental costs reached the reimbursement ceiling under the Northrop Agreement, approximately 37% of such costs will not be reimbursable and are therefore directly charged to the condensed consolidated statements of operations.

Additionally, in conjunction with the sale of the EIS business in 2001, Aerojet Rocketdyne entered into an agreement with Northrop (“the Northrop Agreement”) whereby Aerojet Rocketdyne is reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement.

The Company’s cost estimates reached the cumulative limitation under the Northrop Agreement during the third quarter of fiscal 2010.  As of August 31, 2015, the Company has expensed $53.6 million of environmental remediation provision adjustments above the cumulative limitation under the Northrop Agreement.  Accordingly, subsequent to the third quarter of fiscal 2010, the Company has incurred a higher percentage of expense related to additions to the Sacramento site and BPOU site environmental reserve until, and if, an arrangement is reached with the U.S. government.

The Company is seeking the following environmental remediation advance agreements:

Performance Goals	Restricted Shares Eligible for Vesting
Northrop Grumman Allocation percentage adjustment to revise the Advance Agreement with the U.S. government decreasing the amount the Company would allocate to Northrop Grumman due to an increase in the AR mfg base	0
Recovery of allocable Northrop Grumman costs upon reaching the cap – 88%	20,000
Full recovery of all Global Settlement Agreement costs – 100%	20,000

Exhibit A - Schedule 2

Special Grant #2 Performance Goal
Competitive Improvement Plan – Restructuring Execution
40,000 Restricted Shares

Cost Reduction Plan
During the second quarter of fiscal 2014, the Company initiated a competitive improvement program (the “CIP”) comprised of activities and initiatives aimed at reducing costs in order for the Company to continue to compete successfully.  The CIP is composed of three major components:  (i) facilities optimization and footprint reduction; (ii) product affordability; and (iii) reduced administrative and overhead costs.  Under the CIP, the Company expects an estimated 500 headcount reduction in its total employee population.  The Company currently estimates that it will incur restructuring and related costs over the next four years totaling approximately $110 million.  The costs associated with the CIP will be a component of the Company’s U.S. government forward pricing rates, and therefore, will be recovered through the pricing of the Company’s products and services to the U.S. government.

Cost Reduction Plan Recoveries
The Company’s Annual Operating Plan and Strategic Plan were approved by the Board of Directors in March 2015, assuming that there would be no Advance Agreement.  The approved plans resulted in $45m of CIP costs over the years 2015 thru 2018 that could not be offset with savings in the same period without an adverse effect on the company’s disclosed overhead and G&A burden rates.
However, the Company is seeking an advance agreement with the U.S. government to classify the related CIP costs as internal restructuring costs, capitalizing the costs in excess of those that would increase published FY2015 Forward Pricing Rates.  Estimated implementation costs, recoveries, capitalized amounts and resultant overhead and G&A rates are as follows:

(in millions from Phase 1)
Total Cost to implement from detailed time-phased budget		$111.8m
- Cost incurred and recovered (overhead and G&A) current periods – no agreement		$66.9m
- Cost to be capitalized and amortized and recovered starting in 2019 via an Advance Agreement		$45.0m

Annual Savings	$145.2/year
(FY2019 and beyond)
Composite Overhead Rate Benefit	From 218% to 203%
G&A Rate Benefit	From 16.7% to 15.6%

NOTE:  The above does not assume incremental environmental expenditure recoveries.

Performance Goal	Restricted Shares Eligible for Vesting
Execute Advance Agreement on Internal Restructuring with the U.S. government	40,000

Exhibit A - Schedule 3

Special Grant #3 Performance Goals
AR1
40,000 Restricted Shares

Investment in AR1
Research and development efforts are critical in maintaining our leadership position and are vital to our ability to compete for contracts and to enhance our technology base and fuel future revenue growth.  Our research and development effort is supported primarily by customer funding and much of these customer funded research and development expenditures have become key programs in the future.  Recently, the competitive dynamics of the larger Aerospace and Defense sector have impacted the Company.  New entrepreneurs have signaled intent to compete primarily on price and are therefore bringing pressure to bear on existing cost and manufacturing methodologies.  Additionally, overall U.S. government budget has continued to be under pressure.   These pressures, along with other geo-political pressure to move away from dependence on Russian liquid rocket engines, has caused us to invest in new development work to advance a new liquid booster engine, the AR1.

Investment Plan and Schedule
The Company’s Annual Operating Plan and Strategic Plan were approved by the Board of Directors in March 2015, and a $45 million investment in AR1 was approved.  This $45 million investment is documented in the form of an Other Transactions Authority (OTA) and there is no reimbursement from the U.S. government.  It is important that the team manage cost, schedule and performance against key milestones to achieve critical Air Force acquisition milestones.

Performance Goals	Restricted Shares Eligible for Vesting
Achieve successful Preliminary Design Review (PDR) and Verification Testing	10,000
Receive award from the Air Force for > $80.0 million	20,000
Succeed in obtaining language in the National Defense Authorization Act for FY2016 to direct U.S. government investment dollars in propulsion, not a launch vehicle	10,000

EXHIBIT B

AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this ___ day of ______, 20__, by and between Eileen P. Drake (“Executive”) with an address at ___________________ and Aerojet Rocketdyne Holdings, Inc., its parents, subsidiaries and affiliates (the “Company”) with an address at 2001 Aerojet Road, Rancho Cordova, California 95742.

1.            Executive’s employment shall be terminated effective ________ (“Termination Date”).  As of that date, Executive’s duties, responsibilities, office and title shall cease.  Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Employment Agreement by and between Executive and the Company, dated November 18, 2015 (the “Employment Agreement”).

2.            (a)             If Executive’s employment terminates pursuant to Section 7(a)(ii) (Death, Disability or without Cause) or 7(b)(i) (for Good Reason) of the Employment Agreement and Section 8(d) of the Employment Agreement is not applicable as of the Termination Date, then within ten days of the Release Effective Date, defined below, the Company shall begin to pay to Executive the payments and benefits described in Section 8(b) or Section 8(c) as applicable, of the Employment Agreement in accordance with the Company’s standard payroll procedures and on regular paydays.

(a)            Notwithstanding Paragraph 2(a) above, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within eighteen (18) months following a Change in Control, then Executive shall be entitled to the payments and benefits described in Section 8(d) of the Employment Agreement.

(b)            The Company and Executive agree that in the event that any of the payments in this Paragraph 2 constitute deferred compensation within the meaning of Section 409(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive is at such time a specified employee, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” (within the meaning of the Code) of Executive, and (B) thirty (30) days from the date of Executive’s death.

3.            Executive agrees and acknowledges that the payments and/or benefits provided in Paragraph 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent her signing this Agreement.  Executive acknowledges that she has been paid for work performed up to and including the Termination Date and for accrued but unused vacation.

4.            Executive shall have up to twenty-one (21) days from the date of her receipt of this Agreement to consider the terms and conditions of this Agreement.  Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it before a notary and returning it to the Chairman of the Board of Directors, Aerojet Rocketdyne Holdings, Inc., 2001 Aerojet Road, Rancho Cordova, California 95742, no later than 5:00 p.m. on the twenty-first (21st) day after Executive’s receipt of this Agreement.  Thereafter, Executive will have seven (7) days to revoke this Agreement by stating her desire to do so in writing to the Chairman of the Board of Directors at the address listed above, and delivering it to the Chairman of the Board of Directors no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Agreement.  The effective date of this Agreement shall be the eighth (8th) day following Executive’s signing of this Agreement (the “Release Effective Date”), provided Executive does not revoke the Agreement during the revocation period.  In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment and/or benefits referred to in Paragraph 2 above, shall automatically be deemed null and void.

5.            (a)             In consideration of the payment and/or benefits referred to in Paragraph 2 above, Executive for herself and for her heirs, executors, and assigns (collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities), (collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b)            Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv)  the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the California Fair Employment Practices and Housing Act; (vi) Section 806 of the Sarbanes Oxley Act of 2002; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)            As a further consideration and inducement for this Agreement, to the extent permitted by law, Executive hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Executive had or may have with respect to the Releasees.  California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Executive’s execution of this Agreement.  This release does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights Executive may have under the California Labor Code.  Nothing in this Agreement shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a manner.

(d)            Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Executive understands and agrees that she is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Paragraphs 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

(e)            Nothing in this Agreement shall release Executive’s rights (i) as a stockholder of the Company; (ii) to any claims that arise following the execution of this Agreement; (ii) to payment of the Accrued Obligations (as defined in the Employment Agreement); (iii) to payment of the severance payments and benefits described in Section 2 of this Agreement; (iv) to indemnification pursuant to the terms set forth in Section 15 of the Employment Agreement and pursuant to any other agreements currently in effect indemnifying Executive ; (v) to any claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company; (vi) to equity awards that are vested or which may vest under any equity, equity-based, profits interest, stock option, or similar plans, agreements, employment agreements and/or notices to the extent set forth in such awards or as otherwise provided for in such documents, which awards shall be subject to all the terms and conditions of such document.

6.            (a)             Executive agrees that she has not and will not engage in any conduct that is injurious to the Company’s or the Releasees’ reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.  The foregoing shall not be violated by truthful testimony, if provided pursuant to the terms of Section 7(b).

(b)            Executive acknowledges that she has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, smartphones, tablets, PDAs and other electronic devices or other items in her possession or control belonging to the Company or containing proprietary information relating to the Company pursuant to Section 10(b) of the Employment Agreement.  Executive may retain Executive’s rolodex and similar address books, provided, that such items only include contact information.

                               (c)             Executive acknowledges that the terms of Section 10, Confidentiality Agreement and Assignment of Intellectual Property, of the Employment Agreement are incorporated herein by reference, and Executive agrees and acknowledges that she is bound by its terms.

7.             (a)            Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge.

(b)            Executive agrees that, in the event she is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, she will give prompt notice of such request to the Chairman of the Board of Directors, Aerojet Rocketdyne Holdings, Inc., and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, provided that nothing in this Agreement shall prevent Executive from complying with the requirements of the law.

8.            Before public announcement, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Chairman of the Board of Directors, Aerojet Rocketdyne Holdings, Inc., except if required by law, and to Executive’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement.  Executive further represents that she has not disclosed the terms and conditions of this Agreement to anyone other than her attorneys, accountants and spouse.

9.            The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

10.            The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.            Executive acknowledges that: (a) she has carefully read this Agreement in its entirety; (b) she has had an opportunity to consider fully the terms of this Agreement; (c) she has been advised by the Company in writing to consult with an attorney of her choosing in connection with this Agreement; (d) she fully understands the significance of all of the terms and conditions of this Agreement and she has discussed it with her independent legal counsel, or has had a reasonable opportunity to do so; (e) she has had answered to her satisfaction any questions she has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) she is signing this Agreement voluntarily and of her own free will and assents to all the terms and conditions contained in this Agreement.

12.            This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13.            If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraph 6 above is illegal, void, or unenforceable, Executive agrees to execute a release, waiver and/or covenant that is legal and enforceable.  Finally, any breach of the terms of Paragraphs 6, 7 and/or 8 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief pursuant to Paragraph 14 below.

14.            This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof.  Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to final and binding arbitration pursuant to the Employment Arbitration Rules of the American Arbitration Association before a single arbitrator, who is agreed upon by the Parties, and who is a retired state or federal court judge.  The arbitration shall take place in Los Angeles, California.  The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate, as provided for under California law.  The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages.  Such submission to arbitrate shall be the sole and exclusive remedy available to Executive or the Company.  The filing Party shall bear filing fees for the arbitration and each Party shall bear its own legal fees and costs resulting from the arbitration, unless a contract or statute provides for recovery to the prevailing party.  The judgment on the award rendered by the arbitrator shall be binding upon the Parties and may be entered in any court having jurisdiction.  Neither party may seek judicial review of the decision imposed by the arbitrator.

15.            This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

16.            This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

[Signature page follows]

[Signature page to Agreement and Release]

Dated:
Eileen P. Drake

AEROJET ROCKETDYNE HOLDING, INC.

By:		Date:
Warren G. Lichtenstein
Chairman of the Board of Directors

Exhibit C

Intellectual Property Prior to Employment